                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[  ]  Preliminary Proxy Statement   [  ] Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2)
[ X] Definitive Proxy Statement
[  ] Definitive Additional Materials
[  ] Soliciting Material Pursuant to Rule 14a-aa(c) or Rule 14a-12

                      Adelphia Communications Corporation
 ..............................................................................
                (Name of Registrant as Specified In Its Charter)
 ..............................................................................

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[  ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A
[  ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
     6(i)(3).
[  ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:

     2)   Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)   Proposed maximum aggregate value of transaction:

     5)   Total fee paid:

[ X] Fee paid previously with preliminary materials

[  ] Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

     2)   Form, Schedule or Registration Statement No.

     3)   Filing Party:

     4)   Date Filed:

                      ADELPHIA COMMUNICATIONS CORPORATION
                                  P.O. BOX 472
                              5 WEST THIRD STREET
                        COUDERSPORT, PENNSYLVANIA 16915

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 26, 1995

                            ------------------------

To the Stockholders of
Adelphia Communications Corporation:

     The Annual Meeting of Stockholders of Adelphia Communications Corporation will be held at the Coudersport Theater, Main Street, Coudersport, Pennsylvania on Tuesday, September 26, 1995 at 10:00 a.m., for the following purposes:

   1. To elect one (1) Director by vote of the holders of Class A Common Stock voting as a separate class.

   2. To elect seven (7) Directors by vote of the holders of Class A Common Stock and Class B Common Stock, voting together.

   3. The adoption of a proposed amendment to Article Fourth of the Certificate of Incorporation increasing the authorized number of shares of capital stock from 80,000,000 to 230,000,000, and the authorized number of shares of Class A Common Stock from 50,000,000 to 200,000,000.

   4. To consider and act upon such other matters as may properly come before the meeting.

     The Board of Directors has fixed the close of business on July 31, 1995 as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting.

     IF YOU ARE UNABLE TO ATTEND THE MEETING AND YOU WISH TO VOTE YOUR STOCK, IT IS REQUESTED THAT YOU COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        Daniel R. Milliard
                                          Senior Vice President and Secretary

August 25, 1995

                      ADELPHIA COMMUNICATIONS CORPORATION
                                  P.O. BOX 472
                              5 WEST THIRD STREET
                        COUDERSPORT, PENNSYLVANIA 16915
                            ------------------------

                       PROXY STATEMENT FOR ANNUAL MEETING
                                OF STOCKHOLDERS

                               SEPTEMBER 26, 1995
                            ------------------------

     This proxy statement is being furnished to the stockholders of Adelphia Communications Corporation, a Delaware corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the annual meeting of stockholders (the "Annual Meeting") scheduled to be held on Tuesday, September 26, 1995, at the Coudersport Theater, Main Street, Coudersport, Pennsylvania. The address of the principal executive offices of the Company is P.O. Box 472, 5 West Third Street, Coudersport, Pennsylvania 16915, and the date this proxy statement was first mailed to stockholders was on or about August 25, 1995. A copy of the Annual Report to Stockholders for the fiscal year ended March 31, 1995 is being furnished with this proxy statement.

     Only stockholders of record as of the close of business on July 31, 1995 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. The outstanding capital stock of the Company on that date consisted of 15,364,009 shares of Class A Common Stock, $.01 par value ("Class A Common Stock"), and 10,944,476 shares of Class B Common Stock, $.01 par value ("Class B Common Stock"). With respect to the matters described in this proxy statement, other than the election of the Class A director as described below, the holders of Class A Common Stock and of Class B Common Stock vote together as a single class, and each holder of Class A Common Stock is entitled to cast one (1) vote for each share of Class A Common Stock standing in his name on the books of the Company and each holder of Class B Common Stock is entitled to cast ten (10) votes for each share of Class B Common Stock standing in his name on the books of the Company. A majority of the votes cast at the Annual Meeting are required for the adoption of the proposals described below.

     All shares represented by valid proxies received by the Company prior to the Annual Meeting will be voted at the Annual Meeting as specified in the proxy, unless such proxies previously have been revoked. If no specification is made, the shares will be voted FOR the election of each of the Board's nominees to the Board of Directors and FOR the proposed amendment to the Certificate of Incorporation. Unless otherwise indicated by the stockholder, the proxy card also confers discretionary authority on the Board-appointed proxies to vote the shares represented by the proxy on any matter that is properly presented for action at the Annual Meeting. A stockholder giving a proxy has the power to revoke it any time prior to its exercise by delivering to the Secretary of the Company a written revocation or a duly executed proxy bearing a later date, or by attendance at the meeting and voting his shares in person.

     Abstentions and broker non-votes on any matter submitted to the stockholders for approval have no effect on the vote on such matter since the affirmative vote of at least a majority of the votes cast by shareholders at the meeting, in person or by proxy, is necessary for adoption of the proposals described below. Broker non-votes as to any matter are shares held by nominees of beneficial owners which are present and voted at the meeting on matters as to which the nominee has discretionary authority but which are not voted on the matter in question because the nominee does not have discretionary voting authority as to such matter.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors of the Company recommends a vote FOR each of the nominees named below for election as directors, and a vote FOR the amendment to the Certificate of Incorporation described below.

                             ELECTION OF DIRECTORS

DESCRIPTION OF BOARD OF DIRECTORS

     The Certificate of Incorporation of the Company provides for the Board of Directors to be elected as follows: a majority of the votes cast by holders of Class A Common Stock, voting as a separate class, are entitled to elect one (1) director; and a majority of the votes cast by holders of Class A Common Stock and holders of Class B Common Stock, voting together as a single class, are entitled to elect the remaining directors, with each share of Class A Common Stock entitled to one (1) vote and each share of Class B Common Stock entitled to ten (10) votes. Stockholders of the Corporation are not entitled to cumulate their votes in the election of directors.

     The Bylaws of the Company provide that the Board of Directors shall establish the number of directors which shall not be less than five nor more than nine. The Board currently consists of seven directors, all of whom are also nominees for director. On June 27, 1995, the Board authorized the increase in the number of its members to eight, effective as of the 1995 Annual Meeting.

     Each director is to hold office until the next annual meeting of stockholders and until his successor is duly elected and qualified, subject to the right of the stockholders to remove any director as provided in the Bylaws. Any vacancy in the office of a director elected by the holders of Class A Common Stock voting as a separate class may be filled by such holders voting as a separate class, and any vacancy in the office of a director elected by the holders of Class A Common Stock and the holders of Class B Common Stock voting as a single class may be filled by such holders voting as a single class. In the absence of a stockholder vote, a vacancy in the office of a director elected by the holders of Class A Common Stock voting as a separate class or by the holders of Class A Common Stock and the holders of Class B Common Stock voting as a single class, as the case may be, may be filled by the remaining directors then in office, even if less than a quorum, or by the sole remaining director. Any director elected by the Board of Directors to fill a vacancy shall serve until the next annual meeting of stockholders and until his successor has been elected and has qualified. If the Board of Directors increases the number of directors, any vacancy so created may be filled by the Board of Directors.

     The persons named as proxies in the enclosed form of proxy were selected by the Board of Directors, and have advised the Board of Directors that, unless authority is withheld, they intend to vote the shares represented by them at the Annual Meeting for the election of Perry S. Patterson, on behalf of the Class A Common Stockholders, and for the election of John J. Rigas, Michael J. Rigas, Timothy J. Rigas, James P. Rigas, Daniel R. Milliard, Pete J. Metros and Dennis
P. Coyle on behalf of all of the stockholders of the Company. All nominees except Mr. Coyle were first elected or appointed as directors of the Company in 1986. Mr. Coyle is not currently a director of the Company.

     The Board of Directors knows of no reason why any nominee for director would be unable to serve as director. If at the time of the Annual Meeting any of the named nominees are unable or unwilling to serve as directors of the Company, the persons named in the proxy intend to vote for such substitutes as may be nominated by the Board of Directors.

     The following sets forth certain information concerning each nominee for election as a director of the Company. Each of the current directors of the Company is a nominee for reelection as a director.

NOMINEE FOR ELECTION BY HOLDERS OF CLASS A COMMON STOCK

  PERRY S. PATTERSON
  AGE 78

     Perry S. Patterson became a director of Adelphia on September 9, 1986. Since 1977, Mr. Patterson has practiced law in Coudersport, Pennsylvania. From 1975 to 1977, Mr. Patterson served as President Judge of the Court of Common Pleas of the 55th Judicial District in Potter County, Pennsylvania. He was a partner of the law firm of Kirkland & Ellis, in Chicago, Illinois and Washington, D.C. from 1950 to 1973. Mr. Patterson attended Georgetown University and graduated from Northwestern University Law School in 1941.

NOMINEES FOR ELECTION BY HOLDERS OF CLASS A COMMON STOCK AND CLASS B COMMON
STOCK

  JOHN J. RIGAS
  AGE 70

     John J. Rigas is the founder, Chairman, President and Chief Executive Officer of Adelphia and is President of most of its subsidiaries. Mr. Rigas has served as President or general partner of most of the constituent entities which became wholly-owned subsidiaries of Adelphia upon its formation in 1986, as well as the cable television operating companies acquired by the Company which were wholly or partially owned by members of the Rigas

Family. Mr. Rigas has owned and operated cable television systems since 1952. Among his business and community service activities, Mr. Rigas is Chairman of the Board of Directors of Citizens Bank Corp., Inc., Coudersport, Pennsylvania and a member of the Board of Directors of the Charles Cole Memorial Hospital. He is a director of the National Cable Television Association and a past President of the Pennsylvania Cable Television Association. He is also a member of the board of directors of C-SPAN and the Cable Advertising Bureau, and is a Trustee of St. Bonaventure University. He graduated from Rensselaer Polytechnic Institute with a B.S. in Management Engineering in 1950.

     John J. Rigas is the father of Michael J. Rigas, Timothy J. Rigas and James
P. Rigas, each of whom currently serves as a director and executive officer of the Company.

  MICHAEL J. RIGAS
  AGE 41

     As of August 1, 1995, Michael J. Rigas was elected to the office of Executive Vice President of Adelphia and Executive Vice President of most of its subsidiaries. Since 1981, Mr. Rigas has served as a Vice President, general partner or other officer of Adelphia and the constituent entities which became wholly-owned subsidiaries of Adelphia upon its formation in 1986, as well as the cable television operating companies acquired by the Company which were wholly or partially owned by members of the Rigas Family. From 1979 to 1981, he worked for Webster, Chamberlain & Bean, a Washington, D.C. law firm. Mr. Rigas graduated from Harvard University (magna cum laude) in 1976 and received his Juris Doctor degree from Harvard Law School in 1979.

  TIMOTHY J. RIGAS
  AGE 39

     As of August 1, 1995, Timothy J. Rigas was elected to the office of Executive Vice President and also serves as Chief Financial Officer, Chief Accounting Officer and Treasurer of Adelphia and Executive Vice President of most of its subsidiaries. Since 1979, Mr. Rigas has served as a Vice President, general partner or other officer of Adelphia and the constituent entities which became wholly-owned subsidiaries of Adelphia upon its formation in 1986, as well as the cable television operating companies acquired by the Company which were wholly or partially owned by members of the Rigas Family. Mr. Rigas graduated from the University of Pennsylvania, Wharton School, with a B.S. degree in Economics (cum laude) in 1978.

  JAMES P. RIGAS
  AGE 37

     As of August 1, 1995, James P. Rigas was elected to the office of Exeuctive Vice President of Adelphia and Executive Vice President of most of its subsidiaries. Since February 1986, Mr. Rigas has served as a Vice President or other officer of Adelphia and the constituent entities which became wholly-owned subsidiaries of Adelphia upon its formation in 1986, as well as the cable television operating companies acquired by the Company which were wholly or partially owned by members of the Rigas Family. Mr. Rigas graduated from Harvard University (magna cum laude) in 1980 and received a Juris Doctor degree and an M.A. degree in Economics from Stanford University in 1984. From June 1984 to February 1986, he was a consultant with Bain & Co., a management consulting firm.

  DANIEL R. MILLIARD
  AGE 48

     As of August 1, 1995, Daniel R. Milliard was elected to the office of Senior Vice President and serves as Secretary of Adelphia and most of its subsidiaries, and as President of a subsidiary, Hyperion Telecommunications, Inc. Since 1982, Mr. Milliard served as Vice President, Secretary and/or General Counsel of Adelphia and the constituent entities which became wholly-owned subsidiaries of Adelphia, as well as the cable television operating companies acquired by the Company which were wholly or partially owned by members of the Rigas Family. He served as outside general counsel to the Company's predecessors from 1979 to 1982. Mr. Milliard graduated from American University in 1970 with a Bachelor of Science degree in Business Administration. He received an M.A. degree in Business from Central Missouri State University in 1971, where he was an Instructor in the Department of Finance, School of Business and Economics, from 1971-1973, and received a Juris Doctor degree from the University of Tulsa School of Law in 1976. He is a director of Citizens Bank Corp., Inc. in Coudersport, Pennsylvania and is President of the Board of Directors of the Charles Cole Memorial Hospital.

  PETE J. METROS
  AGE 55

     Pete J. Metros became a director of Adelphia on November 4, 1986. Mr. Metros has been President and a member of the Board of Directors of Rapistan Demag Corporation, a subsidiary of Mannesmann AG, since December 1991. From August 1987 to December 1991, he was President of Rapistan Corp., the predecessor of Rapistan Demag Corporation, and of Truck Products Corp., both of which were major subsidiaries of Lear Siegler Holdings Corp. From 1980 to August 1987, Mr. Metros was President of the Steam Turbine, Motor & Generator Division of Dresser-Rand Company. From 1964 to 1980, he held various positions at the General Electric Company, the last of which was Manager--Manufacturing for the Large Gas Turbine Division. Mr. Metros is also on the Board of Directors of Borroughs Corporation of Kalamazoo, Michigan. Mr. Metros received a BS degree from the Georgia Institute of Technology in 1962.

  DENNIS P. COYLE
  AGE 57

     Dennis P. Coyle is General Counsel and Secretary of FPL Group, Inc. and Florida Power & Light Company. Mr. Coyle was named General Counsel of FPL Group, Inc. and Florida Power & Light Company in 1989, and assumed the additional title and responsibilities of Secretary of such companies in 1991. He graduated from Dartmouth College in 1960 and received his law degree from Columbia University in 1965. In an investment agreement with respect to Olympus Communications, L.P. ("Olympus," a joint venture of the Company), John, Michael, Timothy and James Rigas have agreed to vote a sufficient number of shares of the Company's Class A Common Stock to elect to the Board a nominee of Telesat Cablevision, Inc., which is the Company's joint venture partner in Olympus. Mr. Coyle is the nominee of Telesat Cablevision, Inc., which is an indirect, wholly-owned subsidiary of FPL Group, Inc.

AUDIT AND COMPENSATION COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Board of Directors has a Compensation Committee, consisting of Perry S. Patterson and Pete J. Metros, which reviews and has authority to approve the compensation of the key officers and employees of the Company. The Compensation Committee met twice during fiscal 1995. The Board also has an Audit Committee, comprised of Perry S. Patterson, Pete J. Metros and Timothy J. Rigas, which is responsible for monitoring the financial reporting of the Company on behalf of the Board and the investing public. The Audit Committee met once during fiscal 1995. The Company does not have a nominating committee. The Board of Directors met or acted by written consent in lieu of meeting 14 times in fiscal 1995. Each director attended at least 75% of the meetings of the Board and the respective committees of which each is a member.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information regarding compensation paid by the Company for services rendered during the Company's last three fiscal years in the period ended March 31, 1995 to the Company's Chief Executive Officer and the four most highly compensated executive officers whose compensation exceeded $100,000 in salary and bonus during fiscal 1995:

ANNUAL COMPENSATION

                                                                                                        ALL OTHER
                                                                                FISCAL     SALARY    COMPENSATION (A)
NAME AND PRINCIPAL POSITION                                                      YEAR        ($)           ($)
---------------------------                                                     ------     ------    ----------------
John J. Rigas                                                                     1995     595,933        293,750
Chairman, President and                                                           1994     576,153        119,750
Chief Executive Officer                                                           1993     552,358        200,750

Michael J. Rigas                                                                  1995     124,658         10,950
Senior Vice-President--Operations                                                 1994     124,658         10,750
                                                                                  1993     124,658         10,750

Timothy J. Rigas                                                                  1995     124,658         10,950
Senior Vice President, Chief                                                      1994     124,658         10,750
Financial Officer, Treasurer                                                      1993     124,658         10,750
and Chief Accounting Officer

James P. Rigas                                                                    1995     124,658         11,250
Vice President                                                                    1994     124,658         10,750
Strategic Planning                                                                1993     124,658         10,750

Daniel R. Milliard                                                                1995     187,412          5,350
Vice President and Secretary                                                      1994     183,484          5,250
                                                                                  1993     174,972(b)       5,250

---------
a) Fiscal 1995, 1994 and 1993 amounts include (i) life insurance premiums paid during each respective fiscal year by the Company under employment agreements with John J. Rigas, Michael J. Rigas, Timothy J. Rigas, James P. Rigas and Daniel R. Milliard, in premium payment amounts of $293,000, $10,200, $10,200, $10,500 and $4,600, respectively, during fiscal 1995,
    $119,000, $10,000, $10,000, $10,000 and $4,500, respectively, during fiscal
    1994 and $200,000, $10,000, $10,000, $10,000 and $4,500, respectively, during fiscal 1993, on policies owned by the respective named executive officers and (ii) $750 in Company matching contributions for each executive officer under the Company's 401(k) savings plan for each of fiscal 1995, 1994 and 1993. The amounts shown above do not include transactions between the Company and certain executive officers or certain entities which are privately owned in whole or in part by the executive officers named in the table. See "Certain Transactions."

b)  Includes $2,445 paid in fiscal 1994.

     All of the executive officers are eligible to receive bonuses of Class A Common Stock under the Company's Restricted Stock Bonus Plan, as amended, and options to purchase Class A Common Stock under the Stock Option Plan of 1986, as amended, to be awarded or granted at the discretion of the Bonus Committee (as defined therein) and Option Committee (as defined therein), respectively, subject to certain limitations on the number of shares that may be awarded to each executive officer under each of the Plans. No awards were made under either the Restricted Stock Bonus Plan or the Stock Option Plan of 1986 during fiscal 1995.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT

     Each of the named executive officers has an employment agreement with the Company which is automatically renewable each year unless one party gives the other prior notice and which provides among other things for compensation review by the Compensation Committee, the insurance premium payments noted above, and benefits. In addition, under such employment agreements, upon termination of such employment for any reason other than "for cause," each of the executive officers will be entitled to receive severance pay equal to three months of the salary plus the amount of insurance premiums payable under such officer's employment agreement which, as of April 1, 1995, in the aggregate in the case of John J. Rigas would be approximately $148,000.

BOARD OF DIRECTORS COMPENSATION

     Directors who are not also employees of the Company each receive compensation from the Company for services as a director at a rate of $750 plus reimbursement of expenses for each Board and committee meeting attended. Directors who are employees of the Company do not receive any compensation for services as a director or as a member of Board committees.

                      REPORT OF THE COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS

     Issues relating to the compensation of executive officers are addressed by the Compensation Committee of the Board of Directors (the "Compensation Committee"), which is composed of two independent, non-employee directors, Pete
J. Metros and Perry S. Patterson.

     The Compensation Committee recognizes that the compensation of executive officers should be established at levels which are consistent with the Company's objectives and achievements. However, no part of executive compensation is strictly tied to statistical operating performance criteria. Each of the executive officers of the Company, including the Chief Executive Officer, entered into an employment agreement with the Company in July of 1986, which fixed the initial annual base salary of each executive and provided the Compensation Committee with the ability to increase the base salary as the Compensation Committee deems appropriate to adequately reflect the scope and success of the Company's operations, as well as to reflect increases in the Consumer Price Index. The agreements also provide for bonus compensation in amounts to be determined by the Compensation Committee from time to time, and for certain de minimis fringe benefits. The agreements are renewable and have been renewed at the end of each year.

     With respect to compensation of executive officers other than the Chief Executive Officer (the "Principal Executives"), the Compensation Committee receives and accords significant weight to the input of the Chief Executive Officer. Based on a review of public filings by other publicly-held cable system operators and other independent compensation survey data, the Compensation Committee believes that the annual base salaries of the Company's Principal Executives generally are and have been set materially lower than the annual base salaries and bonuses paid to corresponding Principal Executives of most other publicly-held cable system operators and other telecommunications firms, and have remained relatively constant compared to increases made in the annual base salaries of Principal Executives of such other corporations over the past five years.

     The Compensation Committee has recognized the success of the Principal Executives in accomplishing the Company's various strategic objectives. In 1995, the Company continued to refinance its shorter-term variable interest rate debt at the level of the operating subsidiaries with longer-term fixed rate debt and new equity infusions at the parent Company level. These actions extended the maturities of the Company's long-term debt and increased the Company's overall longer-term liquidity and flexibility to obtain financing, which in turn will assist the Company to meet the challenges of achieving growth in the face of increasing competition and regulation within the cable television industry. In addition, the Company added new subsidiaries through acquisitions of existing cable systems, contributing to an increase in cash flow during fiscal 1995. The Company has also continued to focus its efforts on other methods of increasing cash flow and on providing superior customer service while realizing operating efficiencies and cost-savings. Based upon its evaluation of these and other relevant factors, the Compensation Committee is satisfied that the Principal Executives have contributed positively to the Company's long-term financial performance, and the Compensation Committee, in consultation with the Chief Executive Officer of the Company, has set compensation under the employment agreements accordingly.

     The annual base salary of John J. Rigas, the Chief Executive Officer, is determined by the Compensation Committee in accordance with Mr. Rigas's employment agreement. Over the past several years, the Compensation Committee has recognized Mr. Rigas's success in achieving the strategic objectives mentioned above with respect to the Principal Executives, and has also recognized Mr. Rigas's leadership and vision in formulating strategies for responding to the challenges of increased regulation and increasing competition, and for positioning the Company for growth in a regulated environment. Most of Mr. Rigas' salary increase for 1995 reflected the corresponding increase in the Consumer Price Index. Based on its survey of compensation data for other companies, the Compensation Committee believes that Mr. Rigas's annual base salary and overall compensation package is lower than the compensation paid to chief executive officers of many other publicly-held cable system operators and other telecommunications firms.

     To date, the Company has not granted bonuses to its Chief Executive Officer or its Principal Executives, but may in its discretion grant bonuses from time to time as it deems appropriate. In light of the historically significant equity interests of the Chief Executive Officer and the Principal Executives, the Compensation Committee has generally judged it unnecessary to offer its executive officers equity participation plans or other equity-based incentives in order to align the interests of its executive officers with those of its stockholders.

                                        COMPENSATION COMMITTEE
                                        Pete J. Metros, Chairman
                                        Perry S. Patterson

STOCK PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the cumulative total shareholder return on the weighted average of the Company's Class A Common Stock during the five years ended March 31, 1995 with the cumulative total return on the Standard & Poor's 500 Stock Index and with a selected peer group of five companies engaged in the cable communications industry: Cablevision Systems Corporation (Class A); Comcast Corporation (Class A); Tele-Communications, Inc. (Class A); TCA Cable TV, Inc.; and Century Communications Corporation (Class A). The returns of each component issuer in the foregoing peer group have been weighted according to the respective issuer's market capitalization. The comparison assumes $100 was invested on March 31, 1990 in the Company's Class A Common Stock and in each of the foregoing indices, and also assumes reinvestment of dividends. The yearly points marked on the horizontal axis correspond to March 31 of each year.


                             [GRAPH APPEARS HERE]
                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN
              AMONG ADELPHIA, S&P 500 INDEX AND PEER GROUP INDEX

Measurement period
(Fiscal year Covered)        ADELPHIA            S&P 500             PEER GROUP
---------------------        --------            -------             ----------
Measurement PT -
3/31/90                      $100                $100                $100
FYE  3/31/91                 $ 73                $114                $119
FYE  3/31/92                 $131                $127                $127
FYE  3/31/93                 $141                $146                $178
FYE  3/31/94                 $102                $149                $176
FYE  3/31/95                 $ 78                $172                $177


                              CERTAIN TRANSACTIONS

MANAGEMENT SERVICES

     During the fiscal year ended March 31, 1995, the Company provided management services for certain cable television systems not owned by the Company, including managed partnerships ("Managed Partnerships") in which John
J. Rigas, Michael J. Rigas, Timothy J. Rigas, James P. Rigas, Daniel R. Milliard and Ellen K. Rigas have varied ownership interests. Ellen K. Rigas is the daughter of John J. Rigas. These services included supervision of technical and business operations, accounting, marketing, programming, purchasing, field engineering and other technical and administrative nonfield services. During these periods, the Managed Partnerships paid the Company five to six percent of system revenues for such services. Other fees were charged by the Company to the Managed Partnerships during these periods for goods and services including mark-ups on the Company's volume purchases of equipment, pay programming and other goods and services. In addition, the Managed Partnerships charged the Company for system and corporate costs during these periods. The net fees and expenses charged by the Company to Managed Partnerships amounted to $7,225,000 for fiscal 1995. The Company believes that these fees were no less favorable than the fees which the Company believes it could obtain in similar transactions with unrelated third parties.

REAL ESTATE

     During fiscal 1995, the Company leased from Dorellenic (a partnership owned principally by the Company's executive officers) certain real estate used in connection with the operations of the Company. The partners of Dorellenic are John J. Rigas, Michael J. Rigas, Timothy J. Rigas, James P. Rigas and Ellen K. Rigas. The leases were for varying terms, generally provided for monthly rental payments equal to fair market value rentals, and were no less favorable than the terms of leases which the Company believes it could obtain from unrelated third parties. The Company pays all operating expenses in connection with the leased property. Real estate rental payments to Dorellenic totalled $97,000 for fiscal 1995.

EQUIPMENT LEASES

     The Company leases certain operating and support equipment from Dorellenic and a corporation which is wholly owned by members of the Rigas Family, for which it made aggregate lease payments of $594,000 in fiscal 1995. Of these leases, $933,000 in principal amount is capitalized by the Company for financial reporting purposes at March 31, 1995. Such lease payments equal the lessor's borrowing costs or lease payments to unrelated third parties for such equipment. The Company also pays all operating costs incurred with respect to such equipment. These lease arrangements are expected to continue; however, the terms of such leases may be revised in the future to reflect fair market value rates, but will be no less favorable than the terms of the leases which the Company believes it could obtain from unrelated third parties.

LOANS TO AND FROM AFFILIATES

     Certain loans to and from the Company by or to affiliates (which do not include Olympus) as of March 31, 1995 are summarized below. Interest is charged on such loans to affiliates at rates which ranged from 6% to 9% for the year ended March 31, 1995.

     Total interest income on loans to affiliates, excluding Olympus, aggregated $3,174,000 for fiscal 1995. In addition, net settlement amounts under interest rate swap agreements with the Managed Partnerships, recorded as adjustments to interest expense during the period incurred, decreased the Company's interest expense by $50,000 for fiscal 1995.

     Net receivables due from the Managed Partnerships for advances made by the Company for the construction and acquisition of cable television systems and for working capital purposes, including accrued interest thereon, were $24,746,000 at March 31, 1995.

     During fiscal 1995 the Company made net advances of $9,466,000 to Dorellenic. At March 31, 1995, net receivables from Dorellenic (including accrued interest) were $24,740,000. Amounts advanced to Dorellenic during fiscal 1995 were used primarily for working capital purposes.

     During fiscal 1990 and 1991, the Company loaned an aggregate $255,000 to Daniel R. Milliard and an unaffiliated third party, pursuant to several revolving term and term notes, for capital expenditures and working capital purposes. As of March 31, 1995, the outstanding amount of these loans, which mature in calendar 1995, was $205,000.

     On an end-of-quarter basis, the largest aggregate amount of net outstanding loans and advances receivable from affiliates (directors, executive officers and five-percent shareholders) or entities they control, including John J. Rigas, Michael J. Rigas, Timothy J. Rigas, James P. Rigas, Ellen K. Rigas, Daniel R. Milliard, Dorellenic and/or the Managed Partnerships during fiscal 1995 was $61,917,000 at December 31, 1994. At March 31, 1995, such aggregate net amount was $49,691,000.

BUSINESS OPPORTUNITIES

     The Company's executive officers have entered into a Business Opportunity Agreement, dated July 1, 1986 (the "Business Opportunity Agreement"), under which they have agreed not to acquire an interest (except that such persons may, individually for their own account, engage in regular portfolio trading of publicly traded securities of companies in the cable television industry) in any cable television system except: cable television systems which they or their affiliates (excluding the Company) owned, in whole or in part, operated or had agreed to acquire as of July 1, 1986; any expansions of such systems within the same county or an adjacent county (except for systems which are also contiguous to Company-owned systems); and systems which the Company elects not to acquire under its right of first refusal described below and any expansions of such systems within the same county or an adjacent county (except for systems which are also contiguous to Company-owned systems). Otherwise, the executive officers will first offer to the Company the opportunity to acquire or invest in any cable television system or franchise therefor or interest therein that is offered or available to them. If a majority of the Company's Board of Directors, including a majority of the independent directors, rejects such offer, the executive officers may acquire or invest in all of such cable television systems or franchises therefor or interest therein or with others on terms no more favorable to them than those offered to the Company.

     During fiscal 1995, the Company sold its $13,000,000 partnership interests in Tele-Media Investment Partnership, L.P. to a Managed Partnership, sold $20,000,000 in preferred stock in one of its subsidiaries to a Managed Partnership in connection with an acquisition, and elected not to exercise its right of first refusal with respect to the acquisition of a small North Carolina cable system, which was acquired by a Managed Partnership. The Company's executive officers may from time to time evaluate and, subject to the Company's rights under the Business Opportunity Agreement and covenants in the Company's loan agreements and indentures, may acquire cable television systems or interests therein for their own accounts separately or along with the Company and/or other joint venture parties.

     Except for the limitations on the ownership of cable television systems as described herein, the executive officers of Adelphia and their affiliates are not subject to limitations with respect to their other business activities and may engage in other businesses related to cable television or other telecommunications media. The executive officers will devote as much of their time to the business of the Company as is reasonably required to fulfill the duties of their offices.

     In the event that any executive officer (or his affiliate) decides to offer for sale (other than to another executive officer or his or another executive officer's family member, trust or family controlled entity) for his account, his ownership interest in any cable television system or franchise, he or it will (subject to the rights of third parties existing at such time) first offer such interests to the Company. Such selling person or entity has a unilateral option to elect to require that, if the Company accepts such offer, up to one half of the consideration for his or its interest would consist of shares of Class B Common Stock, which shares will be valued at the prevailing market price of the Class A Common Stock, and the remainder would consist of shares of Class A Common Stock and/or cash. If a majority of the Company's independent directors rejects such offer, the executive officer (or his affiliate) may sell such interest to third parties on terms no more favorable to such third parties than those offered to the Company.

REGISTRATION RIGHTS

     Pursuant to a Registration Rights Agreement, as amended, between the Company and the holders of Class B Common Stock, John J. Rigas has the right, subject to certain limitations, to require the Company to register shares of the Company's Common Stock owned by him for sale to the public and pay the expenses (except for Mr. Rigas' counsel fees) of such registration on five occasions selected by him (subject to certain limitations intended to prevent undue interference with the Company's ability to distribute its securities) during a fourteen-year period which began in December 1986. The other holders of Class B Common Stock have the right to participate, at the option of John J. Rigas, as selling stockholders in any such registration initiated by John J. Rigas. The holders of Class B Common Stock also have unlimited rights to participate as selling stockholders in any registered public offering initiated by the Company and require the Company to pay their expenses (except counsel fees). Such rights of participation are subject to limitation at the discretion of the managing underwriter of such offering.

OLYMPUS MATTERS

     On February 28, 1995, the Company and certain of its subsidiaries and Telesat Cablevision, Inc. and certain of its subsidiaries ("Telesat") entered into an Investment Agreement and an amended and restated limited partnership agreement for Olympus Communications, L.P. Under these agreements, Telesat is contributing cable systems serving approximately 50,000 subscribers in Florida and certain proceeds from the sale of other cable joint ventures in exchange for Olympus preferred limited partnership interests in the face amount of $112,500,000. Pursuant to these agreements, Telesat also purchased 1,000,000 shares of Adelphia Class A Common Stock at $15 per share and received registration rights with respect thereto. Pursuant to these agreements, a Company subsidiary holds Olympus preferred limited partnership interests in the face amount of $225,000,000 and serves as the managing general partner of Olympus. The consent of both the Company and Telesat is required under the Olympus partnership agreement for certain material transactions. As noted earlier, Mr. Dennis Coyle is a nominee of Telesat for election to the Board of Directors of the Company.

CERTAIN REPORTS

     Section 16(a) of the Securities Exchange Act requires the Company's directors, executive officers and persons who beneficially own more than ten percent of a class of the Company's registered equity securities to file with the Securities and Exchange Commission and deliver to the Company initial reports of ownership and reports of changes in ownership of such registered equity securities.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company's directors, executive officers and more than ten percent stockholders filed on a timely basis all reports due under Section 16(a) for the period from April 1, 1994 through March 31, 1995, except that John
J. Rigas, Timothy J. Rigas and Michael J. Rigas each filed one late report on Form 4 covering the same transaction in the Company's Class A Common Stock.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth, based on information available to the Company as of July 29, 1995, certain information with respect to the beneficial ownership of Class A Common Stock and Class B Common Stock by each director or nominee for director, all executive officers and directors of Adelphia as a group, and each person known to Adelphia to own beneficially more than 5% of such Common Stock. Unless otherwise noted, the individuals have sole voting and investment power. The business address of each such 5% beneficial owner named below, unless otherwise noted, is 5 West Third Street, Coudersport, Pennsylvania 16915.

                                                               SHARES OF     PERCENT OF       SHARES OF      PERCENT OF
                                                                CLASS A        CLASS A         CLASS B        CLASS B
                                                                 COMMON        COMMON          COMMON         COMMON
NAME AND ADDRESSES                                               STOCK          STOCK           STOCK          STOCK
------------------                                             ---------     ----------       ---------     ----------
John J. Rigas...............................................      (a)            (b)          5,883,004(c)      53.8%
Michael J. Rigas............................................      (a)            (b)          1,915,970(c)      17.5%
Timothy J. Rigas............................................      (a)            (b)          1,915,970(c)      17.5%
James P. Rigas..............................................      (a)            (b)          1,151,634(c)      10.5%
Daniel R. Milliard..........................................       1,000(d)      (e)                  0          --
Perry S. Patterson..........................................       2,000         (f)                  0          --
Pete J. Metros..............................................         100         (f)                  0          --
Dennis P. Coyle.............................................           0         (f)                  0          --
All executive officers and directors as a group
  (seven persons)...........................................   17,396,035(c)     (b)          10,572,731(c)      96.6%
Syracuse Hilton Head Holdings, L.P..........................    2,398,151(g)     15.6%               --          --
  5 West Third Street
  Coudersport, Pennsylvania 16915
Highland Holdings...........................................    4,374,453(h)     28.5%               --          --
  5 West Third Street
  Coudersport, Pennsylvania 16915
Ellen K. Rigas..............................................      (i)            (j)            371,762(c)       3.4%
  5 West Third Street
  Coudersport, Pennsylvania 16915
The Capital Group Companies, Inc............................    1,914,950(k)     12.5%               --          --
  333 South Hope Street
  Los Angeles, California 90071
Telesat Cablevision, Inc....................................    1,000,000(l)      6.5%               --          --
  700 Universe Blvd.
  Juno Beach, Florida 33408

---------
(a) The holders of Class B Common Stock are deemed to be beneficial owners of an equal number of shares of Class A Common Stock because Class B Common Stock is convertible into Class A Common Stock on a one-to-one basis. In addition, the following persons own or have the power to direct the voting of shares of Class A Common Stock in the following amounts: John J. Rigas, 407,300 shares--47,200 shares directly and 360,100 shares through Syracuse Hilton Head Holdings, L.P. ("SHHH"); Michael J. Rigas, 193,500 shares--200 shares directly and 193,300 shares through SHHH; Timothy J. Rigas, 193,500 shares--200 shares directly and 193,300 shares through SHHH; James P. Rigas, 193,300 shares indirectly through SHHH. John J. Rigas shares voting power with his spouse with respect to 106,300 of such shares held through Ionian. Each of John J. Rigas, Michael J. Rigas, Timothy J. Rigas and James
     P. Rigas also shares voting and dispositive power with respect to 4,374,453 shares of Class A Common Stock held by Highland Holdings, and 1,458,151 shares of Class A Common Stock held by SHHH. See notes (g) and (h) below.

(b) After giving effect to the conversion solely by each individual holder of all of his Class B Common Stock into Class A Common Stock and including all shares of Class A Common Stock currently held by such individual holder or over which such individual holder has or shares voting or investment power as disclosed in note (a) above or note (g) below, the percentage of Class A Common Stock owned by John J. Rigas, Michael J. Rigas, Timothy J. Rigas and James P. Rigas, and by all executive officers and directors as a group (seven persons), would be 59.8%, 50.3%, 50.3%, 48.0% and 67.1%, respectively. Further, after giving effect to an additional 4,966,540 shares of Class A Common Stock of which John J. Rigas has the right to direct the voting in the election of directors pursuant to the Class B Stockholders Agreement discussed in the paragraph following this table (and assuming the parties to such agreement converted their

     Class B Common Stock into Class A Common Stock), as to all of which additional shares John J. Rigas disclaims beneficial ownership, the percentage of Class A Common Stock owned by John J. Rigas would be 67.4%.

(c) The amounts shown include 97,949 of the same shares which are owned of record by Dorellenic, and such shares are only included once for "All executive officers and directors as a group." The named Rigas individuals have shared voting and investment power with respect to these shares.

(d) Daniel R. Milliard shares voting and investment power with his spouse with respect to these shares. In addition, Daniel R. Milliard is deemed to share voting and investment power with respect to 4,374,453 shares of Class A Common Stock held by Highland Holdings. See note (h) below.

(e) Including all shares of Class A Common Stock over which Daniel R. Milliard has or shares voting or investment power as disclosed in note (d) above, the percentage of Class A Common Stock owned by Daniel R. Milliard would be 28.5%.

(f)  Less than 1%.

(g) SHHH, Doris Holdings, L.P. ("Doris"), the general partner of SHHH, and Eleni Acquisition, Inc., the general partner of Doris, are affiliates of John J. Rigas, Michael J. Rigas, Timothy J. Rigas and James P. Rigas, each of whom has shared voting and investment power with respect to the shares held by SHHH. In addition, through irrevocable proxies, each of the above-named individuals shares with SHHH the power to vote or direct the vote of such number of shares of Class A Common Stock held by as is specified in note (a) above.

(h) Highland Holdings ("Highland") is a general partnership, the general partners of which include John J. Rigas, Michael J. Rigas, Timothy J. Rigas, James P. Rigas, Daniel R. Milliard and Ellen K. Rigas, each of whom is deemed to share voting and investment power with respect to the shares held by Highland.

(i) As a holder of Class B Common Stock, Ellen K. Rigas is deemed to be the beneficial owner of an equal number of shares of Class A Common Stock because Class B Common Stock is convertible into Class A Common Stock on a one-to-one basis. In addition, Ellen K. Rigas owns 1,600 shares of Class A Common Stock directly and shares voting and investment power with respect to 4,374,453 shares of Class A Common Stock held by Highland. See note (h) above. Ellen K. Rigas is the daughter of John J. Rigas.

(j) After giving effect to the conversion of all of Ellen K. Rigas' Class B Common Stock into shares of Class A Common Stock and including all shares of Class A Common Stock held by Ellen K. Rigas or over which Ellen K. Rigas has or shares voting or investment power as discussed in note (i) above, the percentage of Class A Common Stock owned by Ellen K. Rigas would be 30.2%.

(k) According to a Schedule 13G, the named entity has sole dispositive power with respect to all of such shares, and sole voting power with respect to 764,950 of such shares. An operating subsidiary of the named entity, Capital Research and Management Company, exercises investment discretion with respect to 1,080,000 of such shares, and another operating subsidiary, Capital Group Trust Company, exercises investment discretion with respect to 783,950 of such shares, and exercises sole voting power over 713,950 of such shares.

(l) According to a Schedule 13D, the named entity shares voting and dispositive power over the shares with FPL Group Capital, Inc., the parent of Telesat Cablevision, Inc., and FPL Group, Inc., the parent of FPL Group Capital, Inc.

     John J. Rigas, Michael J. Rigas, Timothy J. Rigas, James P. Rigas, Ellen K. Rigas, Daniel R. Milliard, Dorellenic and the Company have entered into a Class B Stockholders Agreement providing that such stockholders shall vote their shares of Common Stock for the election of directors designated by a majority of voting power (as defined in the Agreement) of the shares of Common Stock held by them. The Class B Stockholders Agreement also provides that, in the absence of the consent of the holders of a majority of the voting power of the shares of Common Stock owned by the parties to the Agreement, (i) none of the stockholder parties may sell, assign or transfer all or any part of their shares of Common Stock in a public sale (as defined in the Agreement) without first offering the shares to the other parties to the Agreement and (ii) no stockholder party may accept a bona fide offer from a third party to purchase shares of such stockholder without first offering the shares to the Company and then to the other parties to the Class B Stockholders Agreement. In addition, each party has certain rights to acquire the shares of Common Stock of the others under certain conditions. John J. Rigas has also entered into a Stock Purchase Agreement with the other holder of Class B Common Stock who is not a party to the Class B Stockholders Agreement which gives John J. Rigas certain rights to acquire the shares of Common Stock of such stockholder under certain conditions.

                           PROPOSED AMENDMENT TO THE
                          CERTIFICATE OF INCORPORATION

     On July 27, 1995, the Board of Directors adopted a resolution proposing that Article Fourth of the Certificate of Incorporation of the Company be amended to increase the authorized number of shares of the capital stock of the Company from 80,000,000 to 230,000,000 and to increase the authorized number of shares of Class A Common Stock of the Company from 50,000,000 to 200,000,000. On July 30, 1995, 15,364,009 shares of Class A Common Stock were issued and outstanding, and 34,635,991 shares were authorized but not outstanding (although 10,944,476 of such shares are reserved for issuance upon conversion of the issued and outstanding Class B Common Stock). After approval of the proposed amendment by the stockholders, the Company will have the authority to issue 200,000,000 shares of Class A Common Stock, of which 184,635,991 shares will be authorized but not outstanding.

     In the judgment of the Board, the additional shares of Class A Common Stock should be authorized so that they will be available for issuance from time to time by action of the Board if need therefore should arise; for example, if it should become desirable to implement financing through the sale of additional shares of Class A Common Stock, make an acquisition by the issuance of Class A Common Stock, or effect a stock dividend or stock split. The Board believes that increasing the authorized shares of Class A Common Stock would enable it, if it so chooses, to take actions promptly on behalf of the Company that may involve the issuance of additional shares of Class A Common Stock without the delay necessarily incident to the convening of a stockholders meeting. After adoption of the proposed amendment, the Board of Directors, without further action by the stockholders, would have authority to issue additional authorized and unissued shares of Class A Common Stock at such times, for a consideration of such character and value (not less than par), and upon such terms, as it may deem advisable and in accordance with the Delaware General Corporation Law. In certain circumstances, a vote of the stockholders on the issuance of additional shares may be required under the rules of the National Association of Securities Dealers.

     As of the date of this Proxy Statement and subject to the remainder of this paragraph, the Board of Directors does not have any plans, agreements or commitments for the issuance of additional shares of Class A Common Stock. On July 6, 1995, the family of John J. Rigas, Chairman and Chief Executive Officer of the Company, announced that the Rigas family and certain institutional investors were proposing the formation of a new cable television joint venture which, in turn, would propose to invest $100,000,000 in newly issued Class A Common Stock of the Company. However, as of the date of this Proxy Statement, no agreement has been reached with the Company regarding any such stock issuance, and such transaction would be subject to various conditions including but not limited to negotiation of an agreement and approval by the Company's Board of Directors (including the outside directors). In any event, the Board believes that the current authorized but unissued shares of Class A Common Stock would be sufficient for any such stock issuance without the adoption of the proposed amendment to the Company's Certificate of Incorporation.

                   FORM 10-K ANNUAL REPORT TO THE SECURITIES
                            AND EXCHANGE COMMISSION

     A COPY OF THE ANNUAL REPORT ON FORM 10-K (EXCLUDING EXHIBITS) OF THE COMPANY FOR THE FISCAL YEAR ENDED MARCH 31, 1995, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED FREE OF CHARGE, UPON WRITTEN REQUEST, TO STOCKHOLDERS WHO HAVE NOT PREVIOUSLY RECEIVED A COPY FROM THE COMPANY. WRITTEN REQUESTS MAY BE DIRECTED TO THE SECRETARY, ADELPHIA COMMUNICATIONS CORPORATION, 5 WEST THIRD STREET, COUDERSPORT, PENNSYLVANIA 16915.

                                 OTHER MATTERS

     The Company knows of no other matters to be presented for action at the meeting. If any other matters should properly come before the meeting, however, it is intended that votes will be cast pursuant to the proxy in respect thereto in accordance with the best judgment of the persons acting as proxies.

     The Company will pay the expense in connection with the printing, assembling and mailing to the holders of capital stock of the Company the notice of meeting, this proxy statement and the accompanying form of proxy. In addition to the use of the mails, proxies may be solicited by directors, officers or regular employees of the Company personally or by telephone or telegraph. The Company may request the persons holding stock in their names, or in the names of their nominees, to send proxy material to and obtain proxies from their principals, and will reimburse such persons for their expense in so doing.

     The Company's certified public accountants during fiscal 1995 were, and for fiscal 1996 will be, Deloitte & Touche LLP. Such accountants are not expected to attend the Annual Meeting.

STOCKHOLDER PROPOSALS

     Stockholders who intend to submit a proposal at the Annual Meeting of the stockholders of the Company expected to be held in September 1996 must submit such proposal to the attention of the Secretary of the Company at the address of its executive offices no later than April 17, 1996.

PROXY
                      ADELPHIA COMMUNICATIONS CORPORATION
   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
    The undersigned hereby appoints John J. Rigas, Timothy J. Rigas and Daniel
R. Milliard, or any one or more of them, with power of substitution to each, as proxies to represent and to vote as designated below all the shares of Class A Common Stock held of record at the close of business on July 31, 1995 by the undersigned at the annual meeting of the stockholders of Adelphia Communications Corporation to be held at the Coudersport Theater, Main Street, Coudersport, Pennsylvania on September 26, 1995 and at any adjournment thereof.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS NUMBERED 1, 2 AND 3.


    The Proxies shall:

1.  VOTE FOR PERRY S. PATTERSON AS           WITHHOLD AUTHORITY
    DIRECTOR TO BE ELECTED BY THE            TO VOTE FOR PERRY S. PATTERSON [_]
    CLASS A COMMON STOCKHOLDERS [_]

2.  VOTE FOR ALL NOMINEES LISTED BELOW       WITHHOLD AUTHORITY
    (EXCEPT AS INDICATED TO THE              TO VOTE FOR ALL NOMINEES LISTED [_]
    CONTRARY BELOW) [_]

    Dennis P. Coyle, Pete J. Metros, Daniel R. Milliard, John J. Rigas, James P. Rigas, Michael J. Rigas and Timothy J. Rigas

 (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE'S NAME.)

3.  VOTE FOR [_]                              WITHHOLD AUTHORITY
                                              TO VOTE FOR [_]

    THE ADOPTION OF THE PROPOSED AMENDMENT TO ARTICLE FOURTH OF THE CERTIFICATE OF INCORPORATION INCREASING THE AUTHORIZED CAPITAL STOCK FROM 80,000,000 TO 230,000,000, AND THE AUTHORIZED CLASS A COMMON STOCK FROM 50,000,000 TO 200,000,000.

               (Please sign on reverse side and return promptly)

4. IN THEIR DISCRETION VOTE UPON SUCH OTHER MATTERS AS ANY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.
    VOTE [_]      ABSTAIN [_]

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. UNLESS OTHERWISE SPECIFIED IN THE SQUARES PROVIDED, THE PROXIES SHALL VOTE IN THE ELECTION OF DIRECTORS FOR THE NOMINEES LISTED ON THE REVERSE SIDE HEREOF, AND SHALL HAVE DISCRETIONARY POWER TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

A majority of such proxies who shall be present and shall act at the meeting (or if only one shall be present and act, then that one) may exercise all powers hereunder.

                                            Dated........................ , 1995
                                            ....................................
                                            ....................................
                                                     Stockholder sign here
                                                exactly as name appears hereon.